EXHIBIT 99.1

Energy Telecom Announces Orders for Its Qmadix Branded Telecom Eyewear

ST. AUGUSTINE, Fla., May 9, 2011 (GLOBE NEWSWIRE) -- Energy Telecom, Inc. (OTCBB:ENRG) is pleased to announce Qmadix has ordered Energy's patent-protected telecom eyewear from Samsin USA, for sale as IHarmonix-branded eyewear by Brookstone and other retailers.

Tom Rickards, president of Energy Telecom stated: "We are excited that Qmadix placed orders with our eyewear manufacturing partner, Samsin USA. We believe Qmadix's marketing and distribution experience and skills will insure rapid penetration of the consumer-retail, Bluetooth, and cellular markets."

"While general consumer markets are indeed our first priority, later this year we plan on introducing an advanced safety eyewear model to the Personal Protective Equipment Markets, as well as eyewear models with 3D lenses, Polarized lenses, and eyewear models specifically designed for the sports markets," said Mr. Rickards.

About Energy Telecom

Energy Telecom holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world's only hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be used by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication and for listening to high-fidelity streaming stereo.

The Energy Telecom, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6947

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

CONTACT: Tom Rickards
         Energy Telecom, Inc.
         904.819.8995
         trickards@energytele.com